Exhibit 3.3

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “HCM II ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF OCTOBER, A.D. 2025, AT 12:26 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF DESIGNATION IS THE TWENTY-EIGHTH DAY OF OCTOBER, A.D. 2025 AT 1 O’CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State
10377140 8100
SR# 20254391708	Authentication: 205156145
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 10-28-25

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:26 PM 10/28/2025
FILED 12:26 PM 10/28/2025
SR 20254391708 - File Number 10377140

CERTIFICATE OF DESIGNATION

OF

SPECIAL VOTING PREFERRED STOCK

OF

HCM II ACQUISITION CORP.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

FICM II Acquisition Corp., a corporation organized and existing under the General Corporation Law ofthe State ofDelaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board ofDirectors ofthe Corporation (the “Board”) pursuant to the authority of the Board as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate”) (which authorizes 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SPECIAL VOTING PREFERRED STOCK

Section 1.Designation, Amount and Par Value. The series of Preferred Stock shall be designated as “Special Voting Preferred Stock.” The Special Voting Preferred Stock will have par value of $0.0001 per share, and the number of shares constituting such series will be 50.

Section 2.Dividends. The holders of record of shares of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

Section 3.Voting Rights.

(a)With respect to all meetings of the stockholders of the Corporation at which the holders of the Corporation's Common Stock, par value $0.0001 per share (the “Common Stock”), are entitled to vote and, if applicable, with respect to any written consents sought by the Corporation from the holders of such Common Stock, each holder of a share of Special Voting Preferred Stock who also holds share(s) of Class B Exchangeable Shares and/or Class C Exchangeable Shares of Terrestrial Energy Canada (Exchange) Inc., a corporation existing under the laws of the Province of Ontario (“ExchangeCo”), shall, with respect to such share of Special Voting Preferred Stock, (i) be entitled to cast on such matter(s) such number of votes equal to the aggregate number of shares of Common Stock that the Class B Exchangeable shares (the “Class B Exchangeable Shares”) and/or Class C Exchangeable shares (the “Class C Exchangeable Shares”) in the capital of ExchangeCo held by such holder are exchangeable for in accordance with the articles of incorporation of ExchangeCo, as amended by the articles of amendment of ExchangeCo dated October 24, 2025 (and as may be further amended from time to time, the “Articles”) as of the record date for determining stockholders entitled to vote, and (ii) have the same voting rights with respect to such number of votes specified under Section 3(a)(i) as the holders of Common Stock pursuant to the Certificate and the Bylaws of the Corporation.

(b)The holders of record of shares of Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in this Section 3, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.
(c)In addition to any approval required by the DGCL, other applicable law, the Certificate, or this Certificate of Designation, for so long as any of the shares of Special Voting Preferred Stock shall remain outstanding, this Certificate of Designation shall not be amended without the affirmative vote of holders of at least a majority of the outstanding voting power of the Special Voting Preferred Stock, calculated in accordance with clause (i) of Section 3(a)

Section 4.Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of record of shares of Special Voting Preferred Stock shall (a) rank (i) senior to the Common Stock of the Corporation and (ii) junior to all other series of Preferred Stock of the Corporation, if any, and (b) be entitled to receive, prior to the holders of shares of Common Stock, an amount equal to the par value per share.

Section 5.Other Provisions.

(a)The holders of record of shares of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.
(b)In the event of any reclassification, exchange, merger, consolidation or other similar reorganization of ExchangeCo, pursuant to which the Class B Exchangeable Shares and/or Class C Exchangeable Shares are changed or converted into, or exchanged for, other securities, the references in this Certificate of Designation to Class B Exchangeable Shares and/or Class C Exchangeable Shares, as applicable, shall be deemed to be amended, without any further action required by the Board or the holders of Special Voting Preferred Stock or any other capital stock of the Corporation, to reference the applicable securities into which such Class B Exchangeable Shares and/or Class C Exchangeable Shares were so changed or converted into, or exchanged for.
(c)At such time as the share of Special Voting Preferred Stock held by the holder thereof has no votes attached to it because the holder no longer holds any Class B Exchangeable Shares and/or Series C Preferred Exchangeable Shares of ExchangeCo, as applicable, such share of Special Voting Preferred Stock shall be automatically cancelled for no consideration.
(d)No share of Special Voting Preferred Stock may be sold, exchanged or otherwise transferred without the prior written consent of the Corporation, and any purported transfer of Special Voting Preferred Stock in violation of the foregoing shall, to the fullest extent permitted by applicable law, be null and void ab initio.
(e)This Certificate of Designation shall be effective at 1:00 p.m. Eastern Time on October 28, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Chief Executive Officer this 28th day of October, 2025.

HCM II ACQUISITION CORP.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

[Signature Page to Certificate of Designation]